UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2011

EATON VANCE CORP.
(Exact name of registrant as specified in its charter)

Maryland	1-8100	04-2718215
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

Two International Place, Boston, Massachusetts		02110
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 482-8260

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION INCLUDED IN THE REPORT

Item 2.02.     Results of Operations and Financial Condition

     Registrant has reported its results of operations for the three and nine months ended July 31, 2010, as described in Registrant’s news release dated August 17, 2011, a copy of which is furnished herewith as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.     Financial Statements and Exhibits

Exhibit No.     Document

99.1                 Press release issued by the Registrant dated August 17, 2011.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

EATON VANCE CORP.
(Registrant)

Date:	August 17, 2011	/s/ Robert J. Whelan
Robert J. Whelan, Chief Financial Officer

EXHIBIT INDEX

     Each exhibit is listed in this index according to the number assigned to it in the exhibit table set forth in Item 601 of Regulation S-K. The following exhibit is filed as part of this Report:

Exhibit No.	Description
99.1	Copy of Registrant's news release dated August 17, 2011.

Exhibit 99.1

Eaton Vance Corp.

Report for the Three and Nine Month Periods Ended July 31, 2011

Boston, MA, August 17, 2011 – Eaton Vance Corp. (NYSE: EV) earned a record $0.55 per diluted share in the third quarter of fiscal 2011 compared to earnings per diluted share of $0.34 in the third quarter of fiscal 2010 and $0.50 in the second quarter of fiscal 2011. Earnings per diluted share were reduced $0.01 in the third quarter of fiscal 2010 by expenses associated with the initial public offering of a closed-end fund launched during the quarter. Earnings per diluted share were increased $0.03 in the second quarter of fiscal 2011 by a gain realized upon the sale of the Company’s equity interest in Lloyd George Management (BVI) Limited (“Lloyd George Management”) during the quarter. Earnings per diluted share were reduced $0.02 in the second quarter of fiscal 2011 by adjustments in connection with increases in the estimated redemption value of non-controlling interests redeemable at other than fair value (“non-controlling interest value adjustments”), as described in more detail below. The Company earned $1.35 per diluted share in the first nine months of fiscal 2011 compared to $0.99 per diluted share in the first nine months of fiscal 2010. Earnings per diluted share were reduced $0.17 in the first nine months of fiscal 2011 and $0.09 in the first nine months of fiscal 2010 by non-controlling interest value adjustments.

Net inflows of $1.9 billion into long-term funds and separate accounts in the third quarter of fiscal 2011 compare to net inflows of $4.8 billion in the third quarter of fiscal 2010 and $2.9 billion in the second quarter of fiscal 2011. The Company’s annualized internal growth rate (four times quarterly long-term net inflows divided by beginning of period long-term assets managed) was 4 percent in the third quarter of fiscal 2011.

Assets under management on July 31, 2011 were $199.0 billion. This represents an increase of 15 percent from the $173.3 billion of managed assets as of July 31, 2010 and a decrease of 2 percent from the $203.0 billion of managed assets as of April 30, 2011.

“Eaton Vance reported strong year-over-year profit growth and continuing positive net flows in the third quarter of fiscal 2011,” said Thomas E. Faust Jr., Chairman and Chief Executive Officer. “The Company’s broadly based business, high operating performance and strong balance sheet position us well for the more challenging market environment we are now experiencing.”

Comparison to Third Quarter of Fiscal 2010

Long-term fund net inflows of $0.1 billion in the third quarter of fiscal 2011 compare to $3.4 billion of long-term fund net inflows in the third quarter of fiscal 2010, and reflect $7.3 billion of fund sales and other inflows and $7.2 billion of fund redemptions and other outflows. The $1.8 billion of institutional separate account net inflows in the third quarter of fiscal 2011 compare to $1.5 billion of institutional separate account net inflows in the third quarter of fiscal 2010, and reflect gross inflows of $4.3 billion and $2.5 billion of outflows. High-net-worth separate account gross inflows of $0.5 billion were offset by $0.5 billion of outflows, and compare to net outflows of $0.2 billion in the third quarter of fiscal 2010. Retail managed account gross inflows of $1.5 billion in the third quarter of fiscal 2011 were offset by $1.5 billion of outflows, and compare to $0.1 billion of retail managed account net inflows in the third quarter of fiscal 2010. Tables 1-4 on pages 8 and 9 summarize the Company’s assets under management and asset flows by investment mandate.

Revenue in the third quarter of fiscal 2011 increased $54.2 million, or 20 percent, to $327.3 million from revenue of $273.1 million in the third quarter of fiscal 2010. Investment advisory and administration fees increased 22 percent to $262.1 million, reflecting an 18 percent increase in average assets under management. Distribution and underwriter fees increased 9 percent due to an increase in average fund assets on which distribution fees are collected, partly offset by a reduction in underwriter fees collected on Class A fund sales. Service fee revenue increased 9 percent due to an increase in average fund assets subject to service fees. Other revenue, which increased by $1.6 million, included $0.5 million of net losses on investments of consolidated funds in the third quarter of fiscal 2011 compared to $1.9 million of net losses on investments of consolidated funds in the third quarter of fiscal 2010.

Operating expenses increased $17.3 million, or 9 percent, to $211.6 million in the third quarter of fiscal 2011 compared to operating expenses of $194.3 million in the third quarter of fiscal 2010. Compensation expense increased 10 percent due to increases in employee headcount and higher base salaries, adjusted operating income-based bonus accruals, stock-based compensation, employee benefits and payroll taxes. Distribution expense was substantially unchanged from the prior fiscal year’s third quarter, reflecting a decrease of $2.6 million in closed-end fund related structuring fees and offsetting increases in intermediary marketing support payments and Class C distribution fees. Service fee expense increased 11 percent, in line with the increase in assets subject to service fees. Amortization of deferred sales commissions decreased 7 percent, reflecting a decrease in Class B amortization consistent with a declining trend in Class B fund share sales and assets. Fund expenses increased 29 percent from the third quarter of fiscal 2010 due to an increase in subadvisory expenses. Other expenses increased 14 percent, reflecting increases in professional services, information technology and facilities, offset by a decrease in travel expenses.

Operating income in the third quarter of fiscal 2011 was $115.7 million, an increase of 47 percent over operating income of $78.8 million in the third quarter of fiscal 2010. The Company’s operating margin improved to 35.3 percent in the third quarter of fiscal 2011 from 28.8 percent in the third quarter of fiscal 2010.

In evaluating operating performance, the Company considers operating income and net income, which are calculated on a basis consistent with accounting principles generally accepted in the United States of America (“GAAP”), as well as adjusted operating income, an internally derived non-GAAP performance measure. Adjusted operating income is defined as operating income excluding the results of consolidated funds and collateralized loan obligation (“CLO”) entities and adding back closed-end fund structuring fees, stock-based compensation, write-offs of intangible assets and other items that we consider non-operating in nature. The Company believes that adjusted operating income is a key indicator of the Company’s ongoing profitability and therefore uses this measure as the basis for calculating performance-based management incentives. Adjusted operating income is not, and should not be construed to be, a substitute for operating income computed in accordance with GAAP. However, in assessing the performance of the business, management and the Board of Directors look at adjusted operating income as a measure of underlying performance, since operating results of consolidated funds and CLO entities and amounts resulting from one-time events do not necessarily represent normal results of operations. In addition, when assessing performance, management and the Board look at performance both with and without stock-based compensation, a non-cash operating expense.

Adjusted operating income of $128.4 million in the third quarter of fiscal 2011 was the highest quarterly adjusted operating income in the Company’s history, up 36 percent from $94.7 million in the third quarter of fiscal 2010. The Company’s adjusted operating margin improved to 39.2 percent in the third quarter of fiscal 2011 from 34.7 percent in the third quarter of fiscal 2010.

The following table provides a reconciliation of operating income to adjusted operating income for the periods presented:

Reconciliation of Operating Income to Adjusted Operating Income

	Three Months Ended			% Change

				Q3 2011	Q3 2011
	July 31,	April 30,	July 31,	to	to
(in thousands)	2011	2011	2010	Q2 2011	Q3 2010

Operating income	$ 115,674	$ 117,037	$ 78,762	(1)%	47%
Closed-end fund structuring fees	-	-	2,583	NM	NM
Operating income of consolidated
funds and CLO entity	88	(9,561)	1,532	NM	(94)%
Stock-based compensation	12,655	12,556	11,852	1%	7%

Adjusted operating income	$ 128,417	$ 120,032	$ 94,729	7%	36%

In the third quarter of fiscal 2011, the Company recognized $6.3 million of net investment gains, primarily reflecting gains related to the Company’s seed investments, including a $1.9 million gain recognized upon the sale of the Company’s interest in a CLO entity. The Company recognized $1.3 million of net investment gains in the third quarter of fiscal 2010. Also included in other income and expenses for the third quarter of fiscal 2011 are net losses of $2.5 million associated with the consolidation of a CLO entity attributable to an increase in the fair market value of the note obligations issued by the entity. This loss was substantially offset by an increase in net loss attributable to non-controlling and other beneficial interests, as the consolidated CLO entity loss is largely borne by the CLO entity’s outside investors rather than the Company.

The Company’s effective tax rate, calculated as a percentage of income before income taxes and equity in net income (loss) of affiliates, was 38.7 percent and 39.9 percent in the third quarter of fiscal 2011 and fiscal 2010, respectively.

In the third quarter of fiscal 2011, net income attributable to non-controlling and other beneficial interests decreased $0.9 million from the third quarter of fiscal 2010, primarily reflecting $3.5 million of consolidated CLO entity loss borne by other beneficial interest holders and a $2.6 million increase in non-controlling beneficial interest associated with the Company’s majority-owned subsidiaries and consolidated funds.

Net income attributable to Eaton Vance Corp. shareholders was $68.1 million in the third quarter of fiscal 2011 compared to $41.8 million in the third quarter of fiscal 2010, an increase of 63 percent.

Comparison to Second Quarter of Fiscal 2011

Long-term fund net inflows of $0.1 billion in the third quarter of fiscal 2011 compare to $2.2 billion of long-term fund net inflows in the second quarter of fiscal 2011. The $1.8 billion of institutional separate account net inflows in the third quarter of fiscal 2011 compare to institutional separate account net outflows of $0.3 billion in the second quarter of fiscal 2011. The substantially flat net flows into high-net-worth separate accounts and retail managed accounts in the third quarter of fiscal 2011 compare to $0.2 billion of high-net-worth separate account net inflows and $0.8 billion of retail managed account net inflows in the second quarter of fiscal 2011. Tables 1-4 on pages 8 and 9 summarize the Company’s assets under management and asset flows by investment mandate.

Revenue in the third quarter of fiscal 2011 increased $1.5 million to $327.3 million from $325.8 million in the second quarter of fiscal 2011. Investment advisory and administration fees increased 4 percent to $262.1 million, reflecting a 2 percent increase in average assets under management and a modest increase in average fee realization rates. Distribution and underwriter fees increased 1 percent and service fee revenue increased 3 percent due to an increase in the number of fee days in the quarter offset by a decrease in average fund assets that pay these fees. Other revenue, which decreased $10.2 million from the prior quarter, included $0.5 million of net losses on investments of consolidated funds recognized in the third quarter of fiscal 2011 compared to $7.3 million of net gains on investments of consolidated funds in the second quarter of fiscal 2011.

Operating expenses increased $2.8 million to $211.6 million in the third quarter of fiscal 2011 from $208.8 million in the second quarter of fiscal 2011. Compensation decreased 3 percent from the second quarter of fiscal 2011, reflecting decreases in sales-based incentives and payroll taxes offset by increases in headcount and higher base salaries and adjusted operating income-based bonus accruals. Distribution expense was substantially unchanged from the prior fiscal quarter, as increases in Class C distribution fees were offset by a decrease in marketing expenses. Service fee expense increased 5 percent due to an increase in the number of fee days in the quarter offset by a decrease in assets subject to service fees. Amortization expense decreased 12 percent from the prior fiscal quarter due to a decrease in Class B and Class C amortization. Fund expenses increased 61 percent from the second quarter of fiscal 2011 due to an increase in subadvisory fees and fund expenses contractually borne by the Company. Other expenses increased 6 percent from the second quarter due to increases in information technology, professional services and communications expenses offset by a decrease in travel expenses.

Operating income in the third quarter of fiscal 2011 was $115.7 million, a decrease of 1 percent from operating income of $117.0 million in the second quarter of fiscal 2011. The Company’s operating margin declined slightly to 35.3 percent in the third quarter of fiscal 2011 from 35.9 percent in the second quarter of fiscal 2011. Adjusted operating income of $128.4 million in the third quarter of fiscal 2011 was 7 percent higher than the $120.0 million of adjusted operating income in the second quarter of fiscal 2011. The Company’s adjusted operating margin of 39.2 percent in the third quarter of fiscal 2011 improved from 36.8 percent in the second quarter of fiscal 2011.

Interest income decreased 13 percent in the third quarter of fiscal 2011 compared to the second quarter of fiscal 2011 due to lower effective interest rates earned on cash balances. The $6.3 million of net investment gains recognized in the third quarter of fiscal 2011 compare to $2.0 million of net investment gains in the second quarter of fiscal 2011, which included a $5.5 million gain recognized upon the sale of the Company’s equity interest in Lloyd George Management. Also included in other income and expenses for the third quarter of fiscal 2011 and second quarter of fiscal 2011 were net losses of $2.5 million and $17.0 million, respectively, attributable to an increase in the fair market value of the note obligations issued by a consolidated CLO entity. For both quarters, this loss was substantially offset by an increase in net loss attributable to non-controlling and other beneficial interests.

The Company’s effective tax rate, calculated as a percentage of income before income taxes and equity in net income (loss) of affiliates, was 38.7 percent and 44.0 percent in the third quarter of fiscal 2011 and second quarter of fiscal 2011, respectively. The decrease in the Company’s effective tax rate was due primarily to lower reported CLO entity losses, which are not subject to current tax, in the third quarter of fiscal 2011 compared to the prior quarter.

Net income attributable to non-controlling and other beneficial interests increased $9.6 million in the third quarter of fiscal 2011 from the prior quarter. The increase can be primarily attributed to a $14.5 million decrease in non-controlling beneficial interest associated with the consolidated CLO entity and a $2.4 million decrease in non-controlling beneficial interest associated with consolidated funds. Also included in net income attributable to non-controlling and other beneficial interests are non-controlling interest value adjustments of $2.4 million in the second quarter of fiscal 2011 relating to our subsidiary Parametric Risk Advisors. The non-controlling interest value adjustment recognized in the second quarter is attributable to Parametric Risk Advisors’ profit growth over the twelve months ended April 30, 2011.

Net income attributable to Eaton Vance Corp. shareholders was $68.1 million in the third quarter of fiscal 2011 compared to $62.5 million in the second quarter of fiscal 2011, an increase of 9 percent.

Cash and cash equivalents totaled $502.3 million on July 31, 2011 compared to $307.9 million on October 31, 2010. There were no outstanding borrowings against the Company’s $200.0 million credit facility on July 31, 2011. During the first nine months of fiscal 2011, the Company used $118.9 million to repurchase and retire approximately 3.8 million shares of its Non-Voting Common Stock under its repurchase authorizations. Over the twelve months ended July 31, 2011, the Company used $161.3 million to repurchase and retire approximately 5.3 million shares of its Non-Voting Common Stock and paid $83.0 million of dividends to shareholders. Approximately 7.7 million shares remain unused of the current 8.0 million share repurchase authorization.

Eaton Vance Corp. is one of the oldest investment management firms in the United States, with a history dating back to 1924. Eaton Vance and its affiliates offer individuals and institutions a broad array of investment strategies and wealth management solutions. The Company’s long record of providing exemplary service and attractive returns through a variety of market conditions has made Eaton Vance the investment manager of choice for many of today’s most discerning investors. For more information about Eaton Vance, visit www.eatonvance.com.

This news release contains statements that are not historical facts, referred to as “forward-looking statements.” The Company’s actual future results may differ significantly from those stated in any forward-looking statements, depending on factors such as changes in securities or financial markets or general economic conditions, client sales and redemption activity, the continuation of investment advisory, administration, distribution and service contracts, and other risks discussed from

Eaton Vance Corp.
Summary of Results of Operations
(in thousands, except per share figures)
(unaudited)

	Three Months Ended					Nine Months Ended
				% Change	% Change
	July 31,	April 30,	July 31,	Q3 2011 to	Q3 2011 to	July 31,	July 31,	%
	2011	2011	2010	Q2 2011	Q3 2010	2011	2010	Change
Revenue:
Investment advisory and
administration fees	$262,067	$251,670	$214,752	4%	22%	$756,471	$637,280	19%
Distribution and underwriter fees	26,432	26,141	24,341	1	9	79,900	74,041	8
Service fees	37,426	36,478	34,243	3	9	111,249	102,686	8
Other revenue	1,378	11,549	(257)	(88)	NM	17,808	4,060	339
Total revenue	327,303	325,838	273,079	-	20	965,428	818,067	18
Expenses:
Compensation of officers and
employees	94,713	97,157	86,079	(3)	10	288,920	261,042	11
Distribution expense	33,733	33,657	33,771	-	-	100,087	93,480	7
Service fee expense	32,222	30,780	28,906	5	11	94,331	86,635	9
Amortization of deferred sales commissions	8,503	9,643	9,187	(12)	(7)	28,496	25,522	12
Fund expenses	8,099	5,017	6,267	61	29	17,660	15,663	13
Other expenses	34,359	32,547	30,107	6	14	100,205	88,527	13
Total expenses	211,629	208,801	194,317	1	9	629,699	570,869	10
Operating Income	115,674	117,037	78,762	(1)	47	335,729	247,198	36

Other Income/(Expense):
Interest income	719	824	719	(13)	-	2,264	2,205	3
Interest expense	(8,414)	(8,412)	(8,413)	-	-	(25,239)	(25,240)	-
Gains and (losses) on investments and
derivatives	6,322	2,029	1,313	212	381	5,274	5,405	(2)
Foreign currency gains (losses)	306	(586)	(22)	NM	NM	(277)	312	NM
Other income/(expense) of consolidated
collateralized loan obligation entity:
Interest income	5,268	5,356	-	(2)	NM	15,844	-	NM
Interest expense	(3,999)	(4,033)	-	(1)	NM	(9,546)	-	NM
Net losses on investments and note
obligations	(3,814)	(18,340)	-	(79)	NM	(25,539)	-	NM

Income Before Income Taxes and Equity
in Net Income of Affiliates	112,062	93,875	72,359	19	55	298,510	229,880	30
Income Taxes	(43,320)	(41,337)	(28,889)	5	50	(119,179)	(89,414)	33
Equity in Net Income of Affiliates,
Net of Tax	194	1,227	10	(84)	NM	2,655	543	389
Net Income	68,936	53,765	43,480	28	59	181,986	141,009	29
Net (Income) loss Attributable to
Non-Controlling and Other Beneficial Interests	(868)	8,714	(1,730)	NM	(50)	(13,904)	(17,017)	(18)
Net Income Attributable to
Eaton Vance Corp. Shareholders	$68,068	$62,479	$41,750	9	63	$168,082	$123,992	36
Earnings Per Share Attributable to
Eaton Vance Corp. Shareholders:
Basic	$0.58	$0.53	$0.35	9	66	$1.42	$1.05	35

Diluted	$0.55	$0.50	$0.34	10	62	$1.35	$0.99	36

Weighted Average Shares Outstanding:
Basic	115,574	116,413	116,549	(1)	(1)	116,191	116,541	-
Diluted	120,543	122,292	122,612	(1)	(2)	121,566	122,996	(1)

Dividends Declared Per Share	$0.18	$0.18	$0.16	-	13	$0.54	$0.48	13

Eaton Vance Corp.
Balance Sheet
(in thousands, except per share figures)
(unaudited)

	July 31,	October 31,
	2011	2010
ASSETS

Cash and cash equivalents	$ 502,262	$ 307,886
Investment advisory fees and other receivables	137,525	129,380
Investments	284,199	334,409
Assets of consolidated collateralized loan obligation entity:
Cash and cash equivalents	28,772	-
Bank loans and other investments	468,884	-
Other assets	11,598	-
Deferred sales commissions	33,387	48,104
Deferred income taxes	27,999	97,274
Equipment and leasehold improvements, net	70,354	71,219
Other intangible assets, net	69,222	73,018
Goodwill	142,302	135,786
Other assets	58,784	61,464
Total assets	$ 1,835,288	$ 1,258,540

LIABILITIES, TEMPORARY EQUITY AND PERMANENT EQUITY
Liabilities:
Accrued compensation	$ 111,400	$ 119,957
Accounts payable and accrued expenses	68,261	60,843
Dividend payable	21,125	21,319
Contingent purchase price liability	-	5,079
Debt	500,000	500,000
Liabilities of consolidated collateralized loan obligation entity:
Senior and subordinated note obligations	480,466	-
Other liabilities	17,479	-
Other liabilities	57,654	73,468
Total liabilities	1,256,385	780,666
Commitments and contingencies

Temporary Equity:
Redeemable non-controlling interests	89,225	67,019
Total temporary equity	89,225	67,019
Permanent Equity:
Voting common stock, par value $0.00390625 per share:
Authorized, 1,280,000 shares
Issued, 399,240 and 399,240 shares, respectively	2	2
Non-voting common stock, par value $0.00390625 per share:
Authorized, 190,720,000 shares
Issued, 116,929,735 and 117,927,054 shares, respectively	457	461
Additional paid-in capital	12,113	50,225
Notes receivable from stock option exercises	(2,921)	(3,158)
Accumulated other comprehensive income (loss)	1,637	(435)
Appropriated retained earnings	8,538	-
Retained earnings	469,016	363,190
Total Eaton Vance Corp. shareholders' equity	488,842	410,285
Non-redeemable non-controlling interests	836	570
Total permanent equity	489,678	410,855
Total liabilities, temporary equity and permanent equity	$ 1,835,288	$ 1,258,540

Table 1
Asset Flows (in millions)
Twelve Months Ended July 31, 2011
(unaudited)

	Assets as of July 31, 2010 - beginning of period			$ 173,312
	Long-term fund sales and inflows			37,014
	Long-term fund redemptions and outflows			(29,997)
	Long-term fund net exchanges			(104)
	Institutional account inflows			11,161
	Institutional account outflows			(8,418)
	High-net-worth account inflows			2,760
	High-net-worth account outflows			(2,280)
	High-net-worth assets acquired			352
	Retail managed account inflows			6,938
	Retail managed account outflows			(7,394)
	Separate account reclassification			3
	Market value change			16,028
	Change in cash management funds			(345)
	Net change			25,718
	Assets as of July 31, 2011 - end of period			$ 199,030

Table 2
Assets Under Management
By Investment Mandate(1)
(in millions) (unaudited)

	July 31,	April 30,	%	July 31,	%
	2011	2011	Change	2010	Change
Equity	$ 117,055	$ 122,740	-5%	$ 101,358	15%
Fixed income	43,842	43,093	2%	44,425	-1%
Floating-rate income	25,586	24,224	6%	18,186	41%
Alternative	11,732	11,833	-1%	8,183	43%
Cash management	815	1,071	-24%	1,160	-30%
Total	$ 199,030	$ 202,961	-2%	$ 173,312	15%
(1) Includes funds and separate accounts

Table 3
Long-Term Fund and Separate Account Net Flows (in millions) (unaudited)
	Three Months Ended			Nine Months Ended
	July 31,	April 30,	July 31,	July 31,	July 31,
	2011	2011	2010	2011	2010
Long-term funds:
Open-end funds	$ 91	$ 2,767	$ 3,431	$ 4,920	$ 9,597
Closed-end funds	121	(2)	171	8	301
Private funds	(144)	(537)	(178)	(1,279)	(1,824)
Institutional accounts	1,814	(268)	1,534	2,016	3,332
High-net-worth accounts	(23)	191	(223)	325	517
Retail managed accounts	(4)	768	85	633	1,179
Total net flows	$ 1,855	$ 2,919	$ 4,820	$ 6,623	$ 13,102